EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Awarded an IDIQ Contract from the DoD with a Potential Value Up To $248.5 Million

AS&E is One of Seven Contractors Awarded a Prime IDIQ Contract for Force Protection at Military Bases

BILLERICA, Mass. — June 29, 2011 — American Science and Engineering, Inc. (AS&E) (NASDAQ:ASEI), a leader in X-ray detection technology, announced that the Company has been awarded an indefinite delivery/ indefinite quantity (IDIQ) contract from the Department of Defense (DoD) for ruggedized Non-Intrusive Inspection (NII) systems for personnel and cargo screening, and Entry Control Point (ECP) Hardware Sets for deployment at military bases in war-zones. The ECP Hardware Sets will include day/night cameras, command and control stations, environmentally protected work stations, biometric system, barriers, and protective shelters. The award has a three-year base period of performance with two additional option periods, and a potential contract value of up to $248.5 million.

AS&E, as the prime contractor, will lead a team of highly qualified and experienced companies with proven success in delivering and maintaining operational hardware to war zones.  AS&E is one of seven awardees for this IDIQ contract issued by the DoD for these NII systems and ECP Hardware sets.  The contract awarded to AS&E qualifies AS&E to compete for delivery orders issued by the DoD for specified quantities ordered.

“AS&E has put together a top-notch team with experience and practical understanding of the unique challenges of system integration, deployment, and sustainment in war zones,” said Anthony R. Fabiano, President and CEO of AS&E.  “AS&E’s team is committed to provide the most advanced personnel and cargo inspection systems and ECP Hardware Sets to meet the critical requirements of DoD to protect our armed forces. We are delighted AS&E was selected as a prime contractor by the DoD to fulfill this mission.”

About AS&E

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter™ technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E® systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), and North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA). For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	berman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; failure to receive delivery orders and task orders under previously awarded contracts; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.  As a contractor with the United States government, a significant number of the Company’s government contracts may be terminated at the government’s discretion.

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